Exhibit (d)(2)(xxxi)

FORM OF ADDENDUM TO PORTFOLIO MANAGEMENT AGREEMENT

Allianz Global Investors Fund Management LLC

1345 Avenue of the Americas

New York, New York 10105

                    , 2006

RCM Capital Management LLC

4 Embarcadero Center

San Francisco, CA 94111

RE:	Allianz RCM Strategic Growth Fund

Ladies and Gentlemen:

This will confirm the agreement between Allianz Global Investors Fund Management LLC (formerly PA Fund Management LLC) (the “Adviser”) and RCM Capital Management LLC (the “Portfolio Manager”) as follows:

1. Allianz Funds (the “Trust”) is an open-end management investment company organized as a Massachusetts business trust and consisting of such separate investment portfolios as have been or may be established by the Trustees of the Trust from time to time. Up to seven separate classes of shares of beneficial interest in the Trust are offered to investors with respect to each investment portfolio. Allianz RCM Strategic Growth Fund (the “Additional Fund”) is a separate investment portfolio of the Trust.

2. The Adviser and the Portfolio Manager have entered into a Novation Agreement dated September 30, 2002, pursuant to which the Adviser agreed to assume the duties of Allianz Dresdner Asset Management of America L.P. (the “Prior Adviser”) under a Portfolio Management Agreement between the Prior Adviser and the Portfolio Manager dated February 1, 2002 (as novated and as from time to time in effect, the “Agreement”), to provide investment advisory and other services specified in the Agreement to specified series of the Trust, and the Portfolio Manager has accepted such engagement.

3. As provided in paragraph 1 of the Agreement, the Adviser hereby appoints the Portfolio Manager to serve as Portfolio Manager with respect to the Additional Fund, and the Portfolio Manager accepts such appointment, the terms and conditions of such employment to be governed by the Agreement, which is hereby incorporated herein by reference.

4. As provided in paragraph 5 of the Agreement and subject to further conditions set forth therein, the Adviser shall with respect to the Additional Fund pay the Portfolio Manager a monthly fee at the following annual rate based upon the average daily net assets of the Additional Fund:

Fund	Fee Rate
Allianz RCM Strategic Growth Fund	0.90%

5. This Addendum and the Agreement shall take effect with respect to the Additional Fund as of the date hereof, and shall remain in effect, unless sooner terminated as provided in the Agreement and herein, with respect to the Additional Fund for a period of two years following such effective date. This Addendum and the Agreement shall continue thereafter on an annual basis with respect to the Additional Fund provided that such annual continuance is specifically approved at least annually (a) by vote of a majority of the Board of Trustees of the Trust, or (b) by vote of a majority of the outstanding voting securities (as such term is defined in the Investment Company Act of 1940 and the rules and regulations thereunder, as amended from time to time (the “1940 Act’)) of the Additional Fund, and that provided continuance is also approved by vote of a majority of the Board of Trustees of the Trust who are not parties to this Addendum or the Agreement or “interested persons” (as such term is defined in the 1940 Act) of the Trust, the Adviser, or the Portfolio Manager, cast in person at a meeting called for the purpose of voting on such approval. This Addendum and the Agreement may not be materially amended with respect to the Additional Fund without a majority vote of the outstanding voting securities (as such term is defined in the 1940 Act) of the Additional Fund, except to the extent permitted by any exemption or exemptions that may be granted upon application to the Securities and Exchange Commission (the “SEC”) or by any applicable SEC rule.

This Addendum and the Agreement may be terminated:

(a) by the Trust at any time with respect to the services provided by the Portfolio Manager, without the payment of any penalty, by vote of a majority of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting shares of the Trust or, with respect to the Additional Fund, by vote of a majority of the outstanding voting securities (as such term is defined in the 1940 Act) of the Additional Fund, on 60 days’ written notice to the Portfolio Manager;

(b) by the Portfolio Manager at any time, without the payment of any penalty, upon 60 days’ written notice to the Adviser;

(c) by the Adviser at any time, without the payment of any penalty, upon 60 days’ written notice to the Portfolio Manager.

However, any approval of this Addendum and the Agreement by the holders of a majority of the outstanding voting securities (as such term is defined in the 1940 Act) of the Additional Fund shall be effective to continue this Addendum and the Agreement with respect to the Additional Fund notwithstanding (a) that this Addendum and the Agreement have not been approved by the holders of a majority of the outstanding shares of any other investment portfolio of the Trust or (b) that this Addendum and the Agreement have not been approved by the vote of a majority of the outstanding shares of the Trust, unless such approval shall be required by any other applicable law or otherwise. This Addendum and the Agreement will terminate automatically with respect to the services provided by the Portfolio Manager in the event of its assignment, as that term in defined in the 1940 Act, by the Portfolio Manager.

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If the foregoing correctly sets forth the agreement between the Adviser and the Portfolio Manager, please so indicate by signing and returning to the Advisor the enclosed copy hereof.

Very truly yours,

Allianz Global Investors Fund Management LLC

By:
Title:

ACCEPTED:

RCM Capital Management LLC

By:
Title: